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                                EXHIBIT 99



































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                AFLAC INCORPORATED FILES SHELF REGISTRATION
                       TO ISSUE YEN-DENOMINATED BONDS


COLUMBUS, Georgia - September 19, 2000 -- AFLAC Incorporated announced today that it has filed a shelf registration statement with Japanese regulatory authorities for the issuance of up to 100 billion yen (approximately $930 million at the current exchange rate) of yen-denominated (Samurai) bonds. The shelf registration is effective for a two-year period.

AFLAC anticipates that it will use the net proceeds of any issuance of the yen-denominated bonds to repurchase its common shares, or for general corporate purposes.

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500 company, AFLAC insures more than 40 million people worldwide.
It is the leading writer of supplemental insurance marketed at the worksite, offering policies to employees at more than 160,000 payroll accounts in the United States and more than 286,000 customer accounts in Japan. AFLAC is also the largest foreign insurance company operating in Japan. AFLAC is ranked as the number one insurance company to work for in Fortune magazine's 2000 list of "100 Best Companies to Work For in America." AFLAC's Internet address is aflac.com.

This notice does not constitute an offer of any securities for sale. The securities to be issued through the above-referenced shelf registration will not be registered in the United States and will not be offered or sold to U.S. investors absent compliance with the registration requirements of the Securities Act of 1933 or an available exemption from the registration requirements thereof.